May 10, 2017

Richard L. Simons
6089 Club 15 Road, PO Box 201
Hector, NY 14841

Re:    Consulting Services Agreement

Dear Rick:

This letter agreement will confirm the terms and conditions of your engagement to provide consulting services to Hardinge Inc. (“Company”). The terms of the engagement are as follows:

1.    Engagement. The Company engages you, and you agree to be engaged by the Company, as an independent contractor to provide consulting services to the Company in connection with transitioning your former duties as President and Chief Executive Officer of the Company to your successor (collectively, “Services”). The Services will include, but not be limited to, introducing your successor to key constituencies of the Company, including, customers, vendors, managers and other strategic partners, and transferring the Company goodwill associated with these relationships to your successor. You will perform the Services in an efficient, trustworthy and professional manner. In performing the Services, you will conform to the highest standards of professional practice and performance.

2.    Manner of Providing Services. You will provide Services to the Company during normal business hours as and when requested by the Company’s President and Chief Executive Officer. You shall not be required to devote more than 80 hours per Month (as hereinafter defined) to the Services. To avoid inconvenience or conflict with respect to your other business or personal affairs, the Company will use reasonable efforts to allow you to provide Services using telephone, electronic mail or other means of communications. Notwithstanding the foregoing, if reasonably requested by the Company’s President and Chief Executive Officer, you will agree to travel, including international travel, to perform the Services.

3.    Independent Contractor. You will be an independent contractor to the Company. Except as otherwise specifically contemplated by the terms of your separation of employment from the Company, you will not be entitled to participate in any benefit plan or program for employees of the Company, including, without limitation, any plan or program for life, medical, dental, accident, or travel insurance, profit sharing, vacation, sick leave, retirement savings or retirement benefits. For all purposes, including, but not limited to, the Federal Insurance Contributions Act (FICA), the Social Security Act, the Federal Unemployment Tax Act (FUTA), income tax withholding and any and all federal, state and local laws, rules and regulations, you shall be treated as an independent contractor and not as an employee of the Company. You acknowledge and agree that you are responsible for the payment of all income taxes with respect to compensation the Company pays you for the Services.

4.    Consulting Fee. In consideration for the Services, the Company will pay you a consulting fee in the amount of $38,500 per Month (the “Consulting Fee”). The Consulting Fee will be paid to you in arrears, on or about the last day of each Month.

5.    Expenses. You will be entitled to reimbursement for reasonable and necessary out-of-pocket expenses you incur in furtherance of your performance of the Services provided that you submit to the Company, appropriate receipts, reports, and/or documentation with respect to such expenses. Reimbursement payments will be made within 30 days of receipt of the aforesaid receipts, reports and/or documentation.

6.    Term of Engagement. The engagement shall commence on May 11, 2017 and remain in effect for three consecutive Months, unless terminated earlier by either party for cause. For the purposes of this letter agreement, “Month” means a 30 day period, with the first Month commencing on May 11, 2017.

7.    Confidential Information. You acknowledge that in the course of your engagement as a consultant pursuant to this letter agreement, you may continue to have access to certain facts and information regarding the operations, finances and strategic initiatives of the Company and its affiliates. All such information is to be held by you in strict confidence, and will be subject to the applicable post-separation provisions of your Employment Agreement with the Company.

8.    Reports. Throughout the term of the engagement, you will furnish to the Company when and as requested, reports and records relating to Services. All such reports and records will be the sole property of the Company. Upon termination of the engagement for any reason, you will promptly deliver to the Company all documents and materials relating to the Company or the Services, without retaining any copy thereof.

9.    Separation from Service.  Under applicable Treasury Regulations, you are not deemed to have a “separation from service” for purposes of determining when deferred compensation can be paid to you, under your employment agreement and under the Hardinge Nonqualified Deferred Compensation Plan (the “SERP”), until the date when you and the Company no longer expect you to provide at least 30 hours per month of services to the Company as either an employee or an independent contractor.  Because you may provide more than 30 hours of services per month to the Company as an independent contractor during the 90 day term of this letter agreement, your “separation from service” with the Company for purposes of the deferred compensation payable to you under your employment agreement and the SERP will be your last day as an independent contractor under this letter agreement rather than your last day as an employee under your employment agreement.   Specifically, under your employment agreement your will receive (1) six months of Base Salary in a lump sum within 60 days of your termination of employment as stated in that agreement, and (2) all welfare benefits to be provided to you under the terms of the employment agreement will be provided as started in that agreement, but (3) the balance of your severance pay under Section 5.2.1 that agreement will begin payment on the 6-month anniversary of the day following the last day of this letter  agreement.  Similarly, your “Separation from Service” within the meaning of the SERP will be the 6-month anniversary of the day following the last day of this letter agreement.

10.    Miscellaneous. This letter agreement constitutes the entire agreement between you and the Company regarding your engagement to provide Services to the Company. This letter agreement may not be modified, except in a writing signed by you and the Company.

Please indicate your agreement with the foregoing by execution of the enclosed counterpart of this letter.

Very truly yours,

HARDINGE INC.

By _______________________________________
Mitchell I. Quain, Lead Independent Director

Agreed to as of this 10th day of May, 2017:

By_______________________________________
Richard L. Simons